Exhibit 4.21

CONVERTIBLE PROMISSORY NOTE
RICHFIELD OIL AND GAS COMPANY

US$ 50,000	15 July 2011

1.    Promise to Pay. For value received, on or before 31 December 2011 or the date that  Richfield Oil and Gas Company’s shares are listed for public trading and trading on the Toronto Venture Stock Exchange or Toronto Stock Exchange, which ever date is earlier (the "Maturity Date"), Richfield Oil and Gas Company, a Nevada corporation ( the "Makers") promises to pay to Bruce Bent (the "Holder"), subject to Section 3 hereof, (i) the principal sum of US$50,000.00 (the "Principal Amount") and (ii) the accrued interest balance (the "Interest") owing to the Holder.  Interest shall accrue at the rate of five per cent (5.0%) per annum simple interest.

2.	Conversion. This Note shall be convertible pursuant to the following terms:.

(A) Conversion Privilege of the Holder. Subject to the terms and conditions hereof, the Holder may, at any time and from time to time after the date hereof but before the Maturity Date, convert, in its sole discretion, all or any amount of the Unpaid Principal Balance into common shares of Richfield Oil and Gas Company ("Common Shares") at the rate of Cdn$ 0.16 per Common Share (the conversion shall be based on the prior day spot rate of $1.00 US Dollar to Canadian $ as reported by Bloomberg News) (the "Note Conversion Rate"). Should the Holder elect not to exercise its conversion rights prior to the Maturity Date, Maker promises to pay the Unpaid Principal Balance on or before the Maturity Date.

(B) Common Shares Fully Paid. All Common Shares issued as a result of any conversion of outstanding Unpaid Principal Balance into Common Shares pursuant to this Note shall be deemed to be fully paid and non-assessable.

(C) Mechanics and Effect of Conversion. The Holder may exercise its conversion privilege provided for herein by giving to Makers not less than 10 days' notice in writing of Holder's desire to convert all or part of the Unpaid Principal Balance into Common Shares (the "Notice of Conversion"). The Notice of Conversion shall specify the US dollar amount of the Unpaid Principal Balance that the Holder desires to have converted into Common Shares. Upon the expiry of notice period provided for in the Notice of Conversion, Maker shall cause Richfield Oil and Gas Company to issue, at their own expense, to the Holder a certificate or certificates representing fully paid Common Shares upon the basis herein prescribed and in accordance with the provisions hereof to the Holder. Upon conversion of this Note, Makers will be forever released from their obligations and liabilities under this Note with regard to that portion of the Unpaid Principal Balance being converted. No fractional shares of Richfield Oil and Gas Company’s capital stock will be issued upon conversion of this Note. In lieu of any fractional share to which the Holder would otherwise be entitled, Richfield Oil and Gas Company shall issue to the Holder upon the Conversion that number of Common Shares rounded up to the nearest whole number.

3.    Payment. All payments Unpaid Principal Balance or accrued interest shall be made in lawful money of the United States by certified cheque or bank draft drawn on the account of a major United States financial institution and delivered to the Holder at such place as the Holder hereof may fiom time to time designate in writing to Makers. Payments shall be applied first to all accrued and unpaid interest and then to outstanding principal. Payment of any amount under this Note may be made at any time without penalty
.
4.    Notices. Any demand, notice or other communication to be given in connection with this Note shall be given in writing and shall be given by personal delivery, by registered mail or by electronic means of communication addressed to the recipient as follows:

To the Holder:

Bruce Bent
________________________________
________________________________
________________________________
Phone No. _______________________
Fax No. _________________________
Email __________________________

To Maker:

Richfield Oil and Gas Company
15 W. South Temple,
Suite 1050
Salt Lake City, UT 84106
Attention: J. David Gowdy
Phone No: (801) 519-8500
Facsimile No.: (801) 519-6703
Email:  jdgowdy@richfieldoilandgas.com

or to such other address, individual or electronic communication number as may be designated by notice given by either party to the others in accordance herewith. Any demand, notice or other communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by registered mail, on the 5th day following the deposit thereof in the mail and, if given by electronic communication, on the day of transmittal (with receipt confirmed) thereof. If the party giving any demand, notice or other communication knows or ought reasonably to know of any difficulties with the postal system which might affect the delivery of mail, any such demand, notice or other communication shall not be mailed but shall be given by personal delivery or by electronic communication.

5.    Amendments. Any provision of this Note may be amended only with the written consent of Makers and the Holder. Any amendment effected in accordance with this Section 5 shall be binding upon Makers and the Holder and their permitted assigns and successors.

6.    No Right of Set Off. Makers shall have no right of set off or counterclaim with respect to the monies owing hereunder, and Makers hereby waive presentment, protest and notice of every kind and waives any defenses based upon indulgences, which may be granted by the Holder to Makers.

7.    Security. Makers and Holders acknowledge that this Note is unsecured.

8.    Attornevs' Fees: Expenses. The Holder may hire an attorney to help collect this Note if Maker does not pay, and Makers will pay Holder's reasonable attorneys' fees. Makers also will pay Holder all other amounts Holder actually incurs as court costs, lawful fees for filing, recording, releasing to any public office any instrument securing this Note; and the reasonable cost actually expended.

9.   Jury Waiver. The Holder and Makers hereby waive the right to any jury trial in any action, proceeding, or counterclaim brought by either Holder or Makers against the other.

10. Governine Law. This Note will be governed by the laws of the State of Utah without regard to its conflicts of law provisions.

MAKER:
Richfield Oil and Gas Company

/s/ Douglas C. Hewitt Sr.
Douglas C. Hewitt Sr.,
Chairman of the Board

HOLDER:

/s/ Bruce Bent
Bruce Bent